EXHIBIT 99.3

NYSE: WMB

Date:          Aug. 4, 2005
Williams Increases Total Estimated Domestic Reserves by 21 Percent
Growth Comes From an Increase in Piceance Basin Drilling Locations
     TULSA, Okla. — Williams (NYSE:WMB) announced today that is has increased the company’s total proved, probable and possible domestic reserves to an estimated 8.5 trillion cubic feet equivalent (Tcfe) — an increase of 21 percent from the previous estimate of 7 Tcfe.
     The increase in estimated reserves is based on results from a review of Williams’ assets in the Piceance Basin. Williams considers the Piceance as its cornerstone property for production growth.
     “We are actively developing our reserves base, which continues to grow primarily through the drill bit,” said Steve Malcolm, chairman, president and chief executive officer. “As we’ve said, the experience and expertise we’ve established in our core basins enhances our ability to capture existing and new opportunities for reserves additions.”
     During the second quarter, Williams conducted an internal review of potential well sites in the Piceance Basin of western Colorado.
     The company examined topography, recent drilling results, current economic conditions and geological data in light of the upcoming deployment of 10 new FlexRig4® drilling rigs from Helmerich & Payne. Williams expects to receive one new rig per month, beginning in November.
     The rigs are designed to drill up to 22 wells — in an underground spoke formation — from a single surface location that is half the size of traditional drilling sites. This should dramatically reduce both the number and the size of surface locations needed to drill wells.
     Williams now projects as many as 4,600 drilling locations in the Piceance — an increase of approximately 50 percent compared with previous estimates of 3,000 locations.
     The 4,600 drilling locations are for operations solely in the valley area of the Piceance. The new estimate excludes potential locations from other company projects in the Piceance Basin such as Trail Ridge, Ryan Gulch and Red Point.
     Based on this data, Williams raised its estimate of total probable and possible domestic reserves from 4 Tcfe to 5.5 Tcfe.
     Coupled with the company’s year-end 2004 proved U.S. reserves of 3 Tcfe, Williams now has total proved, probable and possible domestic reserves of an estimated 8.5 Tcfe.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Richard George
Williams (investor relations)
(918) 573-3679

Karl Meyer
Williams (investor relations)
(918) 573-4395
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.
In regard to the company’s reserves in Exploration & Production, the SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We have used certain terms in this news release, such as “probable” reserves and “possible” reserves and “new opportunities potential” reserves that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. The SEC defines proved reserves as estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under the assumed economic conditions. Probable and possible reserves are estimates of potential reserves that are made using accepted geological and engineering analytical techniques, but which are estimated with reduced levels of certainty than for proved reserves. Possible reserve estimates are less certain than those for probable reserves. New opportunities potential is an estimate of reserves for new areas for which we do not have sufficient information to date to raise the reserves to either the probable category or the possible category. New opportunities potential estimates are even less certain that those for possible reserves.
Reference to “total resource portfolio” include proved, probable and possible reserves as well as new opportunities potential. Investors are urged to closely consider the disclosures and risk factors in our Forms 10-K and 10-Q, available from our offices or from our website at www.williams.com.